                                                                     Exhibit 3.1

                                    AMENDMENT

                                       TO

                                     BY-LAWS

                                       OF

                            FALCONSTOR SOFTWARE, INC.

          Article Five, Section 5.1 of the By-Laws of Falconstor Software,  Inc.
(the  "Corporation")  shall be deleted in its  entirety and be replaced by a new
Article Five, Section 5.1 to read as follows:

          The    Corporation's    stock   may   be   certificated   or
          uncertificated,  as provided  under the General  Corporation
          Law of the State of  Delaware,  and shall be  entered in the books and records of the  Corporation and registered as they are issued.  Any certificates  representing  shares of stock shall be in such form as the Board of Directors  prescribes, and  shall  certify  the  number  and class of shares of the
          Corporation owned by the stockholder. Each certificate shall be  signed  by or in  the  name  of the  Corporation  by the
          President or a Vice  President,  and by the  Secretary or an
          Assistant  Secretary,  or  the  Treasurer  or  an  Assistant
          Treasurer,  certifying  the number of shares owned by him or her.  Any  of  or  all  the  signatures  appearing  on  such certificate  or  certificates  may  be a  facsimile.  If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer,  transfer agent or registrar before such  certificate is issued,  it may be issued by the
          Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Dated August 6, 2007